Exhibit 99-1

For Immediate Release

Adobe Systems Reports Record Revenue and Operating Profit for Third Quarter of Fiscal 1999

Company Announces Two-For-One Stock Split

San Jose, Calif., (September 16, 1999) (NASDAQ:ADBE) — Adobe Systems Incorporated today reported financial results for its third quarter ended September 3, 1999.

For the third quarter, Adobe achieved record revenue of $260.9 million, compared to $222.9 million reported for the third quarter of fiscal 1998 and $245.9 million reported in the second quarter of fiscal 1999. This represents a 20.6% increase in year over year revenue growth when taking into consideration revenue from businesses divested in fiscal 1998.

Operating profit for the third quarter was $72.0 million, compared to an operating loss of $6.1 million in the third quarter of fiscal 1998, and operating profit of $51.5 million in the second quarter of fiscal 1999.

Excluding restructuring and other charges, Adobe's record operating profit in the third quarter of fiscal 1999 was 29.3% of revenue, compared to 14.3% in the third quarter of fiscal 1998 and 27.2% last quarter.

Net income for the third quarter of fiscal 1999 was $57.2 million, compared to $152,000 reported in the same quarter of fiscal 1998 and $45.0 million in the second quarter of fiscal 1999.

Diluted earnings per share for the third quarter of fiscal 1999 were $0.88 based on 64.8 million weighted average shares. This compares with diluted earnings per share of $0.00 reported in the third quarter of fiscal 1998, based on 68.4 million weighted average shares and diluted earnings per share of $0.70 reported in the second quarter of fiscal 1999, based on 64.1 million weighted average shares. Excluding restructuring and other charges, and excluding investment gains and losses from the Company's venture programs, diluted earnings per share for the third quarter of fiscal 1999 were $0.80.

Application products revenue for the third quarter of fiscal 1999 was $230.7 million, compared to $182.1 million for the same quarter of fiscal 1998, and $209.7 million for the second quarter of fiscal 1999. Licensing revenue for the third quarter of fiscal 1999 was $30.2 million, compared to $40.8 million in the same quarter of fiscal 1998 and $36.2 million in the second quarter of fiscal 1999.

"Our third quarter was outstanding — one in which Adobe set a record for revenue and operating profit. This performance demonstrates that the company has exceeded its product and operational goals," said John E. Warnock, chairman and chief executive officer of Adobe.

The Company's record results continue to be attributed to its strong offering of Web publishing solutions, along with the shipment of Adobe Photoshop® 5.5 in the quarter, and the continued success of Adobe® Acrobat®. In addition, Adobe released its much anticipated professional page layout program, Adobe InDesign™. With the largest backlog for a new product in Adobe's history, the Company is now shipping the product in volume.

"Adobe InDesign, GoLive™, Photoshop and Illustrator®, combined with other Adobe products, provide a complete creative environment for the professional Web and print publisher. We have a strong product portfolio as we head into the next millenium," said Bruce R. Chizen, executive vice president of worldwide products and marketing.

In regard to next year, Warnock added, "Our preliminary business plan for fiscal year 2000 includes annual revenue growth of 20% over fiscal year 1999, with an annual operating margin of 30%."

The Company also announced that a two-for-one stock split, in the form of a stock dividend, will occur on October 26, 1999 for stockholders of record on October 4, 1999.

The Adobe Board of Directors declared this quarter's cash dividend of $0.05 per share, payable on October 12, 1999 to stockholders of record as of September 28, 1999.

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Factors that might cause or contribute to such differences include, but are not limited to: lack of market acceptance of new products and upgrades; delays in shipment of the Company's new products and major new versions of existing products; introduction of new products by major competitors; ongoing weakness in the Company's printing business due to product transitions; industry transitions to new distribution, business and information delivery models; adverse economic conditions in any of the major countries in which the Company does business, and Year 2000 issues. For further discussion of the risks and uncertainties, readers should refer to the Company's SEC filings including the 1998 annual report on Form 10K and the quarterly reports on Form 10Q filed by the Company in 1999.

About Adobe Systems Incorporated

Founded in 1982, Adobe Systems is a leading provider of graphic design, publishing, and imaging software for Web and print production, and the fourth largest U.S. based personal software company with annual revenues approaching $1 billion. The Company builds award-winning software solutions for Web and graphic designers, professional publishers, document-intensive organizations, business users, and consumers. Adobe's products enable customers to create, publish and deliver visually-rich images and documents across all print and electronic media. Adobe's worldwide headquarters are in San Jose, California and its web site is located at www.adobe.com.

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(c) 1999 Adobe Systems Incorporated. All rights reserved. Adobe, Acrobat, GoLive, Illustrator, InDesign, Photoshop, and the Adobe logo are trademarks of Adobe Systems Incorporated. All other trademarks are properties of their respective owners.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	Unaudited September 3 1999	Unaudited August 28 1998	Unaudited September 3 1999	Unaudited August 28 1998
Revenue:
Licensing	$30,151	$40,825	$104,416	$125,132
Application products	230,725	182,107	629,248	522,923

Total revenue	260,876	222,932	733,664	648,055
Direct costs	24,267	23,369	70,470	76,742

Gross profit	236,609	199,563	663,194	571,313

Operating expenses:
Research and development	48,023	48,979	140,550	141,731
Sales and marketing	84,864	84,125	242,826	240,749
General and administrative	27,354	34,619	82,136	97,512
Restructuring and other charges	4,417	37,940	19,757	38,505

Total operating expenses	164,658	205,663	485,269	518,497

Operating income (loss)	71,951	(6,100)	177,925	52,816

Nonoperating income, net:
Investment gain	13,151	215	27,145	12,489
Interest and other income	4,926	6,127	16,065	22,217

Total nonoperating income, net	18,077	6,342	43,210	34,706

Income before income taxes	90,028	242	221,135	87,522
Provision for income taxes	32,873	90	80,743	32,646

Net income	$57,155	$152	$140,392	$54,876

Basic net income per share	$.94	$.00	$2.31	$.82

Shares used in computing basic net income per share	60,948	67,278	60,672	67,271

Diluted net income per share	$.88	$.00	$2.18	$.80

Shares used in computing diluted net income per share	64,829	68,412	64,479	68,850

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for per share data)

	Unaudited September 3 1999	Audited November 27 1998
ASSETS
Current assets:
Cash and cash equivalents	$145,834	$110,871
Short-term investments	335,133	161,676
Receivables	133,674	141,180
Deferred income taxes	20,567	32,028
Other current assets	12,052	10,190

Total current assets	647,260	455,945
Property and equipment	99,020	93,887
Deferred income taxes	—	16,647
Restricted funds and security deposits	—	130,260
Other assets	92,167	70,592

Total assets	$838,447	$767,331

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade and other payables	$34,205	$48,681
Accrued expenses	142,245	117,539
Accrued restructuring charges	12,112	8,867
Income taxes payable	43,316	64,546
Deferred revenue	19,216	11,333

Total current liabilities	251,094	250,966

Deferred income taxes	8,986	—

Stockholders' equity:
Common stock, $0.0001 par value, and additional paid-in capital	363,014	306,859
Retained earnings	804,981	732,730
Accumulated other comprehensive income	45,415	(1,879)
Treasury stock at cost, net of reissuances	(635,043)	(521,345)

Total stockholders' equity	578,367	516,365

Total liabilities and stockholders' equity	$838,447	$767,331